Exhibit 10.04

CADENCE DESIGN SYSTEMS, INC.

NONSTATUTORY STOCK OPTION AGREEMENT – INITIAL GRANT

Amended and Restated 2000 Equity Incentive Plan (“Plan”)

Cadence Design Systems, Inc. (the “Company”), pursuant to the Plan, hereby grants you an option (your “Option”) to purchase the number of shares of the Company’s Common Stock set forth below on the terms set forth in this Nonstatutory Stock Option Agreement (“Option Agreement”) and the Nonstatutory Stock Option Terms (“Option Terms”), including any country-specific terms and conditions contained in the appendix (“Appendix”) attached thereto (collectively, the Option Agreement, the Option Terms and the Appendix are referred to herein as this “Agreement”). Your Option is also subject to the terms and conditions set forth in the Plan and the Notice of Exercise located on the Employee Stock Services Website (located at http://ess.cadence.com).

Optionholder:
ID Number:
Nonstatutory Stock Option Grant Number:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price Per Share:
Expiration Date:

Vesting Schedule:	1/4th of the shares vests one year after the VestingCommencementDate.
1/48th of the shares vests monthly thereafter over the next three years. Shares become exercisable as they vest.

Payment:	By one or a combination of the following (described in the Option Terms):

By cash or check
Pursuant to a Regulation T Program or other “cashless” exercise program (unless otherwise provided in the Appendix)

Acceptance: If you do not notify the Company to the contrary within 30 days of the date of this Agreement noted below, you will be deemed to have (i) received a copy of, and reviewed the terms and conditions contained in this Option Agreement, the Option Terms (including any country-specific terms contained in the Appendix), the Plan and the Notice of Exercise, (ii) accepted your Option, including the terms and conditions set forth in these documents, and (iii) agreed that as of the Date of Grant, these documents set forth the entire understanding between you and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of (A) options previously granted and delivered to you and (B) rights to purchase stock under the Company’s Employee Stock Purchase Plan.

Rejection: If you do not wish to accept your Option, including the terms and conditions of this Agreement, you must notify the Company via e-mail to rusty@cadence.com within 30 days after the date of this Agreement noted below. Within two business days after your email, you will receive a return e-mail from Stock Administration confirming your rejection of your Option and the terms and conditions of this Option Agreement. If a confirmation is not received within two business days, call 408-944-7712. You must ensure that you receive confirmation of your rejection, or you will be deemed to have accepted your Option and the terms and conditions of this Agreement. By notifying the Company that you do not accept your Option, including the terms and conditions of this Agreement, you will be electing to refuse the grant.

CADENCE DESIGN SYSTEMS, INC.

By:

[NAME]

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CADENCE DESIGN SYSTEMS, INC.

NONSTATUTORY STOCK OPTION TERMS

INITIAL AND SUBSEQUENT GRANTS

Amended and Restated 2000 Equity Incentive Plan

Pursuant to your Nonstatutory Stock Option Agreement (“Agreement”) and these Nonstatutory Stock Option Terms (“Option Terms”), including the country-specific terms and conditions contained in the appendix (the “Appendix”) attached hereto (collectively, this “Option Agreement”), CADENCE DESIGN SYSTEMS, INC., a Delaware corporation (the “Company”) has granted you an option (your “Option”) under its Amended and Restated 2000 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock (“Shares”) indicated in your Agreement at the exercise price indicated in your Agreement. The Plan is incorporated herein by reference. Defined terms not explicitly defined in this Option Agreement but defined in the Plan shall have the meaning ascribed to such terms in the Plan.

The details of your Option are as follows:

1. Nature of Your Option. Your Option is a nonstatutory stock option and is not intended to qualify as an incentive stock option as defined in Section 422 of the Code.

2. Exercise of Option. Your Option shall be exercisable during its term in accordance with this Option Agreement and the Plan as follows:

a. Vesting; Right to Exercise. Subject to the limitations contained herein, your Option will vest and be exercisable as provided in this Agreement.

i. Your Option may not be exercised for a fraction of a Share.

ii. In the event of your death, disability or other termination of your Continuous Service, the exercisability of your Option is governed by the Plan and Sections 5, 6 and 7 below.

iii. If your Continuous Service is not considered interrupted in the case of a leave of absence, then unless otherwise designated by the Company or required by law, the period of the leave of absence shall not be treated as service for the purpose of vesting (that is, the Shares shall not vest during the period of the leave of absence but your Option shall remain exercisable to the extent that the Shares were vested at the time that the leave of absence commenced).

b. Method of Exercise. Your Option shall be exercisable in accordance with the procedures set forth on the Company’s Employee Stock Services website located at: http://ess.cadence.com.

c. Withholding Taxes. Regardless of any action the Company or your employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the your participation in the Plan and legally

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applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or your employer. You further acknowledge that the Company and/or your employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of your Option, including, but not limited to, the grant, vesting or exercise of your Option, the subsequent sale of Shares acquired pursuant to such exercise or the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of your Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or your employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, you agree to pay or make adequate arrangements satisfactory to the Company and/or your employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or your employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from wages or other cash compensation paid to you by the Company and/or your employer; or (ii) withholding from proceeds of the sale of Shares acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization).

To avoid any negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.

Finally, you agree to pay to the Company or your employer any amount of Tax-Related Items that the Company or your employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

3. Method of Payment. Payment of the exercise price shall be made as follows: (i) by cash or check; (ii) by delivery of an irrevocable written commitment from a broker-dealer approved by the Company to deliver the exercise price directly to the Company upon receipt of the Shares or, in the case of a margin loan, upon receipt of a copy of the notice of exercise of your Option, or in the case of a “same day sale” program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of the Shares, results in the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds; or (iii) by a combination of the methods of payment permitted by (i) through (ii) above.

4. Restrictions on Exercise. Your Option may not be exercised unless such exercise, the issuance of the Shares upon such exercise and the method of payment of

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consideration for the Shares are in compliance with (i) the Securities Act; (ii) all applicable state and foreign securities laws; (iii) all other applicable federal, state and foreign laws and regulations; and (iv) the rules of any stock exchange or national market system upon which the Shares may then be listed, as such laws, regulations and rules are in effect on the date of exercise. As a condition to the exercise of your Option, the Company may require you to make any representation and warranty to the Company as may be required by any applicable law or regulation.

5. Termination of Continuous Service. If your Continuous Service ends, you may, but only within three (3) months after the date you cease to be an Employee or Consultant, exercise your Option to the extent that you were entitled to exercise it on the date of such termination. To the extent that you were not entitled to exercise your Option on the date of such termination, or if you do not exercise your Option within the time specified herein, your Option shall terminate. If during any part of such three (3) month period you may not exercise your Option solely because of the conditions set forth in Section 4 above, then your Option will not expire until the earlier of the Expiration Date set forth in this Agreement or until your Option shall have been exercisable for an aggregate period of three (3) months after your termination of Continuous Service. Subject to Section 9 hereof, if your Continuous Service ends during a Company “blackout” period when trading in Company stock is prohibited, then the three (3) month period after your termination of Continuous Service shall be extended by the period of time that you were unable to trade in the Company’s stock after you ceased to be an Employee or Consultant. For purposes of the Option Agreement, your Continuous Service is considered terminated effective as of the date that your status as an Employee or Consultant terminates, with such date being as of the end of any notice period mandated under local law or provided for in your employment agreement (if applicable). The Board shall have the exclusive discretion to determine when your Continuous Service terminates for purposes of your Option.

6. Death of Optionholder. Subject to Section 9 hereof, in the event of your death during the term of your Option and while an Employee or Consultant and having been in Continuous Service since the Date of Grant, your Option may be exercised, at any time within twelve (12) months following the date of death, by your estate or by a person who acquired the right to exercise your Option by bequest or inheritance. To the extent that you were not entitled to exercise your Option on such date, or if your Option is not exercised within the time specified herein, your Option shall terminate.

7. Disability of Optionholder. Subject to Section 9 hereof, in the event of your disability during the term of your Option and while an Employee or Consultant and having been in Continuous Service since the Date of Grant, your Option may be exercised, at any time within twelve (12) months following the date you cease to be an Employee or Consultant, by you to the extent that you were entitled to exercise it at the date that you cease to be an Employee or Consultant. To the extent that you were not entitled to exercise your Option on such date, or if you do not exercise your Option within the time specified herein, your Option shall terminate.

8. Non-Transferability of Option. Your Option may not be transferred in any manner otherwise than by will or by the laws of descent and distribution and may be exercised during your lifetime only by you. The terms of your Option shall be binding upon your executors, administrators, heirs, successors and assigns.

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9. Term of Option. Notwithstanding any provision hereof to the contrary, your Option may not be exercised after the date that is seven (7) years after the Date of Grant (the “Expiration Date”), as set forth in this Agreement.

10. No Rights to Continued Employment or Service. Nothing in the Plan or this Option Agreement shall confer upon you any right to continue in the employ of the Company or any of its Affiliates (or to continue acting as a Consultant) or shall affect the right of the Company or its Affiliates to terminate your employment or the right to terminate your relationship as a Consultant pursuant to the terms of your consultant agreement with the Company or its Affiliates.

11. Nature of Grant. In accepting your Option, you acknowledge, understand and agree that:

a. the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time;

b. the grant of your Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

c. all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

d. you are voluntarily participating in the Plan;

e. your Option and any Shares acquired under the Plan are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any of its Affiliates;

f. your Option grant and your participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company, your employer or any Affiliate;

g. the future value of the Shares underlying your Option is unknown and cannot be predicted with certainty;

h. if the underlying Shares do not increase in value, your Option will have no value;

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i. if you exercise your Option and acquire Shares, the value of such Shares may increase or decrease in value, even below the exercise price;

j. if you reside outside the United States, the following additional provisions shall apply:

i. your Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation;

ii. your Option and any Shares acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or any of its Affiliates that is outside the scope of your employment or service contract, if any; and

iii. no claim or entitlement to compensation or damages shall arise from forfeiture of your Option resulting from termination of your Continuous Service by the Company or your employer (for any reason whatsoever and whether or not in breach of local labor laws and whether or not later to be found invalid) and in consideration of the grant of your Option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or any of its Affiliates, waive your ability, if any, to bring any such claim, and release the Company and any of its Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims.

12. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

13. Data Privacy. This Section 13 applies if you reside outside of the United States:

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the Option Agreement and any other Option grant materials by and among, as applicable, your employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and your employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

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You understand that Data will be transferred to such other stock plan service provider as may be selected by the Company that assists the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, the stock plan service provider, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

14. Governing Law; Venue. This Option Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Option Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

15. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

16. Language. If you have received this Option Agreement, or any other document related to your Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

17. Severability. The provisions of this Option Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18. Appendix. Your Option shall be subject to any special provisions set forth in the Appendix for your country of residence, if any. If you relocate to one of the countries included

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in the Appendix during the life of the Option, the special provisions for such country shall apply to you to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Option Agreement.

19. Imposition of Other Requirements. The Company reserves the right to impose other requirements on your Option and the Shares purchased upon exercise of your Option, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

ACCEPTANCE

By executing this Agreement, you represent that you are familiar with the terms and provisions of the Plan and accept your Option subject to all of the terms and provisions thereof. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the Plan. You acknowledge that there may be adverse tax consequences upon exercise of your Option or disposition of the Shares and that you should consult a tax adviser prior to such exercise or disposition.

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APPENDIX

The additional terms and conditions set forth below are specifically incorporated into your Nonstatutory Stock Option Agreement (the “Agreement”) and the Nonstatutory Stock Option Terms (the “Option Terms”) (together, this Agreement, the Option Terms and this Appendix are referred to herein as this “Option Agreement”). These terms and conditions govern your Option if you reside in one of the countries listed below. Capitalized terms used but not defined in this Appendix shall have the meanings set forth in the Plan and/or the Option Terms.

This Appendix may also include notifications regarding exchange control, tax and certain other issues of which you should be aware with respect to your participation in the Plan. The notifications are based on the securities, exchange control, income tax and other laws in effect in the respective countries as of June 2011. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date when your Option is exercised or Shares acquired under the Plan subsequently are sold. In addition, the notifications are general in nature and may not apply to your individual situation, and the Company is not in a position to assure you of any particular result. Therefore, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your individual situation.

Finally, if you are a citizen or resident of a country other than that in which you are currently working, are considered a resident of a country other than that in which you are currently working for local law purposes or transfer employment to another country after the Options are granted, the information contained herein may not be applicable to you in the same manner. In addition, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you under these circumstances.

CANADA

Manner of Exercising Option. Notwithstanding Section 8(b) of the Plan, you are prohibited from tendering Shares that you already own or attesting to the ownership of Shares to pay the exercise price or any Tax-Related Items in connection with your Option.

The following terms and conditions are applicable to residents of Quebec:

Data Privacy Notice and Consent. This provision supplements Section 13 of the Option Terms:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company, its Affiliates and

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the plan administrator to disclose and discuss the Plan with their respective advisors. You further authorize the Company and its Affiliates to record such information and to keep such information in your employee file.

French Language Provision. The parties acknowledge that it is their express wish that this Option Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la redaction en anglais de cette convention (“Option Agreement”), ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.

CHINA

The following provisions govern your participation in the Plan if you are a national of the People’s Republic of China resident in mainland China:

Method of Exercise. Due to regulatory requirements, you will be restricted to the cashless sell-all method of exercise with respect to your Option. To complete a cashless sell-all exercise, you understand that you need to instruct the broker to immediately sell all of the Shares issued upon exercise of your Option and use the proceeds to pay the exercise price, brokerage fees and any applicable Tax-Related Items. In the event of changes in regulatory requirements, the Company reserves the right to eliminate the cashless sell-all method of exercise requirement and, in its sole discretion, to permit a cash exercise or cashless sell-to-cover exercise.

Termination of Continuous Service. Further, notwithstanding any terms or conditions of the Plan or this Option Agreement to the contrary, you understand and agree that upon termination of your Continuous Service for any reason, including death or disability, you will be permitted to exercise your Option for the shorter of (i) the post-termination exercise period (if any) set forth in this Option Agreement and (ii) six (6) months following the date of termination of your Continuous Service, or within any other such time frame as may be required by the State Administration of Foreign Exchange, provided that in no event will you be permitted to exercise your Option after the Expiration Date.

Exchange Control Notification. You understand and agree that, pursuant to local exchange control requirements, you will be required to immediately repatriate the proceeds from the sale of Shares acquired upon exercise of your Option to China. You understand that, under local law, such repatriation of your cash proceeds will need to be effected through a special exchange control account established by the Company or an Affiliate and you hereby consent and agree that any proceeds from the sale of any Shares you acquire may be transferred to such special account prior to being delivered to you. Proceeds may be paid in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, you understand that you may be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid in local currency, the Company is under no

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obligation to secure any currency conversion rate, and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions in China. You acknowledge and agree that you bear the risk of any currency conversion rate between the date that your Option is exercised and the date that the proceeds are converted into local currency. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

FINLAND

There are no country-specific provisions.

GERMANY

There are no country-specific provisions.

HONG KONG

Securities Law Notice. WARNING: Your Option and Shares acquired upon exercise of your Option do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company and its Affiliates. This Option Agreement, including this Appendix, the Plan and any other incidental communication materials that may be distributed to you in connection with your Option (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, (ii) have not been reviewed by any regulatory authority in Hong Kong, and (iii) are intended only for the personal use of each eligible employee of the Company and may not be distributed to any other person. If you are in any doubt about any of the contents of this Option Agreement, the Plan or any other incidental communication materials distributed to you in connection with your Option, you are advised to obtain independent professional advice.

Securities Law Information. To facilitate compliance with securities laws in Hong Kong, in the event that your Option, or a portion thereof, vests and become exercisable within six (6) months of the Date of Grant, you agree not to sell the Shares issued upon exercise of the Option prior to the six-month anniversary of the Date of Grant.

HUNGARY

There are no country-specific provisions.

INDIA

Method of Exercise. This provision supplements Section 3 of the Option Terms:

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Due to legal restrictions in India, you understand and agree that you will not be permitted to pay the exercise price by means of a broker-assisted partial cashless exercise such that a certain number of Shares subject to your exercised Option are sold immediately upon exercise and the proceeds of the sale remitted to the Company to cover the aggregate exercise price and any Tax-Related Items. The Company reserves the right to provide you with this method of payment in the future depending on the development of local law.

Repatriation of Sale Proceeds. You understand that you are required to repatriate any proceeds from the sale of the Shares acquired under the Plan (including any cash dividends paid thereon) to India and convert such proceeds into local currency within ninety (90) days of receipt. You will receive a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency and you should maintain this certificate as evidence of the repatriation of funds in the event the Reserve Bank of India or your employer requests proof of repatriation.

IRELAND

Director Notification. If you are a director, shadow director1 or secretary of an Irish Affiliate of the Company, you are subject to certain notification requirements under Section 53 of the Companies Act, 1990. Among these requirements is an obligation to notify the Irish Affiliate in writing within five (5) business days when you receive an interest (e.g., Options, Shares) in the Company and the number and class of shares or rights to which the interest relates. In addition, you must notify the Irish Affiliate within five (5) business days when you sell Shares acquired under the Plan. This notification requirement also applies to any rights or Shares acquired by your spouse or children (under the age of 18).

ISRAEL

Method of Exercise. Due to tax regulations in Israel, you will be restricted to the cashless sell-all method of exercise with respect to your Option. To complete a cashless sell-all exercise, you understand that you should instruct the broker to: (i) sell all of the Shares issued upon exercise of your Option; (ii) use the proceeds to pay the exercise price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to you. In the event of changes in regulatory requirements, the Company reserves the right to eliminate the cashless sell-all method of exercise requirement and, in its sole discretion, to permit a cash exercise or cashless sell-to-cover exercise.

ITALY

Method of Exercise. Due to regulatory requirements, you will be restricted to the cashless sell-all method of exercise with respect to your Option. To complete a cashless sell-all exercise, you understand that you should instruct the broker to: (i) sell all of the Shares issued upon exercise of

[1]

A shadow director is an individual who is not on the board of directors of the Irish subsidiary but who has sufficient control so that the board of directors of the Irish subsidiary acts in accordance with the “directions or instructions” of the individual.

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your Option; (ii) use the proceeds to pay the exercise price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to you. In the event of changes in regulatory requirements, the Company reserves the right to eliminate the cashless sell-all method of exercise requirement and, in its sole discretion, to permit a cash exercise or cashless sell-to-cover exercise.

Data Privacy Notice. This provision replaces Section 13 of this Agreement:

You understand that your employer, the Company and any Affiliate, as a potential data processor for the Company, may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any Affiliate, details of all options, or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, and that the Company and your employer will process said data and other data lawfully received from third party (“Data”) for the exclusive purpose of implementing, managing and administering the Plan and complying with applicable laws, regulations and community legislation.

You understand that providing the Company with Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. The Controller of personal data processing is Cadence Design Systems, Inc., with registered offices at 2655 Seely Ave., Building 5, San Jose, California, U.S.A., its Representative in Italy for privacy purposes is Cadence Design Systems S.r.l. with its registered offices at Milanofiori-Strada 7 Palazzo R/3, 20089 Rozzano, Milano, Italy – Attention: Human Resources.

You understand that Data will not be publicized, but it may be accessible by your employer as the data processor of the Company and within your employer’s organization by its internal and external personnel in charge of processing. Furthermore, Data may be transferred to banks, other financial institutions, or brokers involved in the management and administration of the Plan. You understand that Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addresses under applicable laws. You further understand that the Company and/or any Affiliate will transfer Data among themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or any subsidiary may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom you may elect to deposit any Shares acquired upon exercise of your Option. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan. You understand that these recipients may be acting as controllers, processors, or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the United States or elsewhere, in countries that do not provide an adequate level of data protection as intended under Italian

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privacy law. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

You understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require your consent thereto, as the processing is necessary to performance of law and contractual obligations related to implementation, administration, and management of the Plan. You understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, you have the right at any moment to, including but not limited to, obtain confirmation that Data exist or not, access, verify their content, origin and accuracy, delete, update, integrate, correct, block or terminate, for legitimate reason, the Data processing. To exercise privacy rights, you should contact your local human resources representative.

Furthermore, you are aware that Data will not be used for direct-marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting your local human resources representative.

Plan Document Acknowledgment. In accepting your Option, you acknowledge that a copy of the Plan was made available to you, and that you have reviewed the Plan, this Agreement, the Option Terms and this Appendix, in their entirety and fully understand and accept all provisions of these documents accordingly.

You further acknowledge that you have read and specifically and expressly approve the following provisions of the Option Terms: Exercise of Option, Withholding Taxes, Termination of Continuous Service, Term of Option, No Rights to Continued Employment or Service, Nature of Grant, Imposition of Other Requirements, and the Data Privacy Notice in this Appendix.

JAPAN

There are no country-specific provisions.

NETHERLANDS

Insider-Trading Notification. You should be aware of the Dutch insider-trading rules, which may impact the sale of Shares acquired upon exercise of your Option. In particular, you may be prohibited from effectuating certain transactions involving the Shares if you have insider information about the Company.

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Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “insider information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of specific information concerning the issuing company to which the securities relate or the trade in securities issued by such company, which has not been made public and which, if published, would reasonably be expected to affect the share price, regardless of the development of the price. The insider could be any employee of any subsidiary in the Netherlands who has inside information as described herein.

Given the broad scope of the definition of inside information, certain employees working at an Affiliate in the Netherlands may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when the employee has such inside information.

You are advised to contact your personal legal advisor if you are uncertain as to whether the insider-trading rules apply to you.

RUSSIA

U.S. Transaction. You understand that this Option Agreement shall be concluded and become effective only when the executed Agreement is received by the Company in the United States. Upon exercise of your Option, any Shares to be issued to you shall be delivered to you through a bank or brokerage account in the United States. You are not permitted to sell the Shares directly to other Russian legal entities or individuals.

Securities Law Notification. This Agreement, the Option Terms, this Appendix, the Plan and any other materials that you may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. Absent any requirement under local law, the issuance of securities pursuant to the Plan has not and will not be registered in Russia; hence, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.

Depending on the development of local regulatory requirements, the Company reserves the right to restrict the exercise of your Option to the cashless sell-all method of exercise. If applicable, in order to exercise your Option, you will be required to instruct your broker to: (i) sell all of the Shares issued upon exercise of your Option; (ii) use the proceeds to pay the exercise price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to you.

Exchange Control Information. In order to perform a cash exercise of your Option, you are required to remit the funds from a foreign currency account at an authorized bank in Russia. This requirement does not apply if you use a cashless method of exercise, as there will be no remittance of funds out of Russia.

Further, you understand that, you will be required to repatriate any proceeds from the sale of Shares acquired under the Plan (including any cash dividends paid thereon) to Russia within a reasonably short period of time following receipt. The sale proceeds must be initially credited to

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you through a foreign currency account at an authorized Bank in Russia. After the proceeds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws. You are encouraged to contact your personal advisor before remitting your proceeds to Russia as exchange control requirements may change.

SINGAPORE

Securities Law Information. Your Option is being granted to you pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that such Option grant is subject to section 257 of the SFA and you will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the Shares underlying your Option unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.).

Director Notification Obligation. If you are a director, associate director or shadow director of the Company’s Singapore Affiliate, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s Singapore Affiliate in writing when you receive an interest (e.g., an Option or Shares) in the Company or any Affiliate. In addition, you must notify the Company’s Singapore Affiliate when you sell Shares or shares of any Affiliate (including when you sell Shares acquired upon exercise of the Option). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any Affiliate. In addition, a notification of your interests in the Company or any Affiliate must be made within two days of becoming a director.

Insider Trading Information. You should be aware of the Singapore insider trading rules, which may impact the acquisition or disposal of Shares or rights to Shares under the Plan. Under the Singapore insider-trading rules, you are prohibited from selling Shares when you are in possession of information concerning the Company, which is not generally available and which you knows or should know will have a material effect on the price of Shares once such information is generally available.

SOUTH KOREA

Exchange Control Information. To remit funds out of South Korea to exercise your Option by means of a cash exercise method, you must obtain a confirmation of the remittance by a foreign exchange bank in South Korea. This is an automatic procedure, (i.e., the bank does not need to approve the remittance and the process should not take more than a single day.) You will likely need to present to the bank processing the transaction supporting documentation evidencing the nature of the remittance. If you receive US$500,000 or more from the sale of Shares or the receipt of any cash dividends, Korean exchange control laws require you to repatriate the proceeds to Korea within 18 months of receipt.

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SWEDEN

There are no country-specific provisions.

TAIWAN

There are no country-specific provisions.

UNITED KINGDOM

Tax Withholding. This provision supplements Section 2(c) of the Option Terms:

If payment or withholding of income taxes is not made within ninety (90) days of the event giving rise to the income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by you to your employer, effective as of the Due Date. You agree that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”), it shall be immediately due and repayable, and the Company or your employer may recover it at any time by any of the means set forth in Section 2(c) of the Option Terms. Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), you shall not be eligible for a loan from the Company to cover the income tax. In the event you are a director or executive officer of the Company and the income tax is not collected from or paid by you by the Due Date, the amount of any uncollected income tax will constitute a benefit to you on which additional income tax and national insurance contributions (“NICs”) will be payable. You will be responsible for reporting and paying any income tax and NICs due on this additional benefit directly to HMRC under the self-assessment regime.

UNITED STATES OF AMERICA

Non-Transferability of Option. This provision supplements Section 8 of the Option Terms:

If you are an Optionholder residing in and subject to the laws of the United States, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise the Option by delivering written notice to the Company, in a form satisfactory to the Company.

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